Filed Pursuant to Rule 424(b)(3)

SEC File #333-271357

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF SEPTEMBER 18, 2025 THRU SEPTEMBER 24, 2025
AND
SEPTEMBER 25, 2025 THRU OCTOBER 01, 2025

September 18, 2025 THUR September 24, 2025

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

September 25, 2025 THUR October 01, 2025

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

1st Franklin Financial Corporation ("1FFC") is not a bank. All offers and sales of our securities are made only by our Prospectus.1FFC's Investment offerings are not bank deposits or obligations, are not insured by the FDIC, SPIC, or any other Federal or State Agency, and are not otherwise guaranteed by a depository institution. Investors must rely solely on the company's ability to pay principal and interest on its securities. 1FFC is registered by the Securities and Exchange Commission ("SEC") in the United States of America and offers investment services and products including Commercial Paper debt securities, governed by United States Federal Law. 1FFC is authorized by the state of Georgia and South Carolina for other products only available in those states. 1FFC is not registered in any other jurisdiction and does not do business in California.  Past performance is not indicative of future results.

Prospectus Supplement Dated September 18, 2025